Exhibit 16.1

(Letterhead of Turlington and Company, L.L.P.)

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 19, 2015, of First South Bancorp, Inc. (the “Company”) and are in agreement with the statements contained therein.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

October 19, 2015